Exhibit 99.1

GeoVax Reports First Quarter 2026 Financial Results and

Highlights GEO-MVA Phase 3 Trial Implementation Plans

ATLANTA, GA, May 14, 2026 – GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing vaccines and immunotherapies against infectious diseases and cancer, today reported financial results for the quarter ended March 31, 2026, and provided a business update highlighting continued advancement of GEO-MVA, the Company’s Modified Vaccinia Ankara (MVA)- vaccine candidate for mpox and smallpox, together with strategic progress in its immuno-oncology initiatives centered on Gedeptin®.

During the quarter and subsequent period, GeoVax continued operational execution activities supporting initiation of the planned Phase 3 immunobridging clinical study for GEO-MVA under an expedited regulatory pathway aligned with guidance received from the European Medicines Agency (EMA). The Company believes this pathway positions GEO-MVA for a potentially accelerated route toward regulatory authorization and commercialization as an additional source of MVA-based orthopoxvirus vaccine supply.

“GeoVax has strategically aligned the organization around GEO-MVA and the significant global opportunity for a diversified MVA vaccine supply,” said David A. Dodd, Chairman and Chief Executive Officer of GeoVax. “Our efforts are now centered on operational execution of the Phase 3 immunobridging program, supported by completed manufacturing activities, CRO selection, regulatory alignment, and advancing clinical trial initiation.”

Dodd continued, “We believe GEO-MVA is uniquely positioned at the intersection of global public health preparedness, biodefense resiliency, and domestic manufacturing priorities. The ongoing evolution of mpox, continued global supply constraints, and dependence on a single foreign supplier for MVA-based orthopoxvirus vaccines reinforce the importance of establishing additional scalable supply sources.”

Dodd added, “At the same time, we continue to advance Gedeptin within the evolving immuno-oncology landscape, where increasing industry focus is being placed on combination therapies designed to enhance checkpoint inhibitor activity and address immunologically resistant tumors. We believe the combination of GEO-MVA biosecurity preparedness and Gedeptin immunotherapy optionality positions GeoVax within two strategically important healthcare sectors.”

GEO-MVA Program Highlights

Recent GEO-MVA milestones and operational activities include:

●	Advancement under an EMA-aligned expedited regulatory pathway utilizing a single pivotal Phase 3 immunobridging clinical study
●	Initiation of Phase 3 execution activities, including CRO selection and trial infrastructure activation
●	Completion and release of cGMP clinical trial material and fill/finish product for clinical use
●	Planned Phase 3 immunobridging study expected to enroll approximately 500 participants evaluating neutralizing antibody responses relative to an approved MVA comparator vaccine
●	Study design intended to provide rapid clinical validation through established immunobridging endpoints
●	Continued advancement of continuous cell-line manufacturing initiatives utilizing the AGE1® platform to support future scalable MVA vaccine manufacturing capacity

GeoVax believes GEO-MVA may play an important role in addressing global orthopoxvirus vaccine supply limitations while supporting broader preparedness and biosecurity initiatives, including potential future stockpile and international procurement opportunities.

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Expanding Immuno-Oncology Positioning

GeoVax continues advancing Gedeptin®, its gene-directed enzyme prodrug therapy (GDEPT) immuno-oncology platform, including planned combination strategies involving immune checkpoint inhibitors in head and neck cancer.

Recent strategic positioning activities have increasingly focused on Gedeptin’s potential role as an immune sensitization platform designed to enhance checkpoint inhibitor responses in solid tumors. GeoVax believes Gedeptin’s localized tumor-targeting and immune-activating mechanism may be complementary to PD-1–based therapies by helping convert immunologically “cold” tumors into more responsive tumor microenvironments.

The Company recently strengthened its immuno-oncology positioning through an exclusive license agreement with Emory University covering intellectual property related to Gedeptin in combination with immune checkpoint inhibitors. GeoVax believes this positioning aligns with the broader industry shift toward combination immunotherapy approaches and may support future expansion opportunities beyond a single tumor indication.

Strategic Prioritization

GeoVax continues to prioritize capital allocation and operational focus toward programs with the clearest regulatory, commercial, and strategic pathways. The Company’s primary emphasis remains GEO-MVA, reflecting the convergence of:

●	Established MVA platform validation
●	Expedited regulatory alignment
●	Large existing and anticipated orthopoxvirus vaccine demand
●	Growing interest in diversified and resilient vaccine supply chains
●	U.S. and international biodefense preparedness priorities
●	Potential long-term scalable manufacturing opportunities

The Company also believes its immuno-oncology strategy centered on Gedeptin may provide meaningful long-term optionality within the rapidly evolving checkpoint inhibitor and combination immunotherapy landscape.

First Quarter 2026 Financial Results

Net Loss: Net loss for the three months ended March 31, 2026, was $5.3 million, compared to $5.4 million for the three months ended March 31, 2025.

Revenue: For the three months ended March 31, 2025, the Company reported approximately $1.6 million of government contract revenue associated with the BARDA/RRPV Project NextGen award for its GEO-CM04S1 COVID-19 vaccine program. In April 2025, GeoVax received notification that BARDA determined to terminate the contract for convenience to the government. Accordingly, no comparable revenue was recognized during the 2026 period.

Research and Development Expenses: Research and development expenses were $3.9 million for the three months ended March 31, 2026, compared to $5.4 million for the same period in 2025. The decrease primarily reflects lower costs associated with discontinued BARDA/RRPV activities and reduced spending related to GEO-CM04S1 clinical activities.

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General and Administrative Expenses: General and administrative expenses were $1.4 million for the three months ended March 31, 2026, compared to $1.7 million for the same period in 2025. The decrease was primarily attributable to lower investor relations consulting costs and reduced stock-based compensation expense.

Cash Position: GeoVax reported cash balances of approximately $1.3 million as of March 31, 2026, compared to $3.1 million at December 31, 2025.

Summarized financial information is attached below. Additional information is included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GEO-MVA

GEO-MVA is GeoVax’s candidate vaccine for protection against mpox and smallpox based on Modified Vaccinia Ankara (MVA), a non-replicating orthopoxvirus vaccine platform with established clinical and regulatory precedent. GEO-MVA is being advanced under an EMA-supported immunobridging pathway designed to support potential regulatory approval based on demonstration of non-inferiority relative to an approved MVA vaccine.

The program is intended to address ongoing global demand for orthopoxvirus vaccines and reduce dependence on a single supplier for MVA-based vaccine supply supporting public health preparedness and biodefense objectives.

About Gedeptin®

Gedeptin® is GeoVax’s investigational gene-directed enzyme prodrug therapy (GDEPT) platform designed to enhance anti-tumor immune activity within the tumor microenvironment. The therapy utilizes localized intratumoral delivery intended to selectively activate anti-cancer activity while potentially increasing tumor immune recognition and responsiveness to immune checkpoint inhibitors.

Gedeptin has completed a multicenter Phase 1/2 clinical trial in advanced head and neck cancer and is being advanced into next-generation combination immunotherapy strategies, including planned neoadjuvant and first-line settings. GeoVax believes Gedeptin’s immune-sensitization mechanism may have broader applicability across multiple solid tumor environments, particularly in tumors demonstrating resistance or limited responsiveness to checkpoint inhibitor therapy.

The Company recently expanded its intellectual property position through an exclusive license agreement with Emory University covering the use of Gedeptin in combination with immune checkpoint inhibitors.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company focused on the development of vaccines and immunotherapies addressing high-consequence infectious diseases and solid tumor cancers. GeoVax’s priority program is GEO-MVA, a Modified Vaccinia Ankara (MVA)-based vaccine targeting mpox and smallpox. The program is advancing under an expedited regulatory pathway, with plans to initiate a pivotal Phase 3 clinical trial in the second half of 2026, to address critical global needs for expanded orthopoxvirus vaccine supply and biosecurity preparedness. In oncology, GeoVax is developing Gedeptin®, a gene-directed enzyme prodrug therapy (GDEPT) designed to enhance immune checkpoint inhibitor activity. Gedeptin has completed a multicenter Phase 1/2 clinical trial in advanced head and neck cancer and is being advanced into combination strategies, including planned neoadjuvant and first-line settings. GeoVax’s broader pipeline includes the development of GEO-CM04S1, a next-generation COVID-19 vaccine candidate being evaluated in immunocompromised and other patient populations. GeoVax maintains a global intellectual property portfolio supporting its infectious disease and oncology programs and continues to evaluate strategic partnerships and funding opportunities aligned with its development priorities. For more information, visit www.geovax.com.

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Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Company Contact:

info@geovax.com

678-384-7220

Media Contact:

Jessica Starman

media@geovax.com

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except common share information)

	Three Months Ended
	March 31,
	2026	2025
Revenue from government contract	$-	$1,637

Operating expenses:
Research and development	3,904	5,355
General and administrative	1,369	1,687
	5,273	7,042
Loss from operations	(5,273)	(5,405)
Interest income	11	47

Net loss	$(5,262)	$(5,358)

Net loss per common share	$(2.62)	$(11.20)

Weighted average common shares outstanding	2,008,134	478,192

Condensed Consolidated Balance Sheet Information
(amounts in thousands, except common share information)

	March 31, 2026	Dec. 31, 2025
Assets:
Cash and cash equivalents	$1,272	$3,086
Other current assets	1,159	2,229
Total current assets	2,431	5,315
Property and other assets, net	551	1,027
Total assets	$2,982	$6,342

Liabilities and stockholders’ equity
Total liabilities	$2,488	$2,517
Stockholders’ equity	494	3,825
Total liabilities and stockholders’ equity	$2,892	$6,342

Common shares outstanding	2,818,570	1,732,147

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